Exhibit 99.1

Willis Group Holdings Adds Three Independent Directors; Adopts New Corporate Governance Guidelines

    NEW YORK--(BUSINESS WIRE)--March 4, 2004--Willis Group Holdings Limited (NYSE:WSH), the global insurance broker, today announced significant changes to its Board of Directors as well as the adoption of new corporate governance guidelines. Both actions strengthen the company as it moves into the next phase of building the world's greatest insurance brokerage firm.
    The Board changes include the resignation of three directors associated with Kohlberg, Kravis, Roberts & Co. L.P. and the appointment of three new directors. The transformation of the Board, which becomes effective as of the next regular board meeting on April 21, 2004, follows KKR's recent successful sale of 24 million shares of Willis stock, reducing its ownership to approximately 7.5% of outstanding shares.
    The three resigning directors are Henry R. Kravis, George R. Roberts and Todd A. Fisher. Messrs. Kravis and Roberts are co-founding partners of KKR. Mr. Fisher has been an executive of KKR since 2000. The three new directors are Joseph A. Califano, Jr., Wendy E. Lane and James F. McCann.
    Mr. Califano, 72, has served in senior policy-making positions in both the public and private sectors. Since 1992, he has been Chairman of the Board and President of the National Center on Addiction and Substance Abuse at Columbia University in New York City. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University's Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education and Welfare from 1977 to 1979. Mr. Califano is a director of Automatic Data Processing, Inc. and Viacom, Inc.
    Ms. Lane, 52, has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane is a director of Laboratory Corporation of America, a position she has held since 1996. Ms. Lane has spoken on business ethics on numerous occasions to senior executive and director forums and consortia at various institutions, including Harvard Business School and Stanford Law School.
    Mr. McCann, 52, is a highly successful entrepreneur, having bought a small New York City flower shop in 1976 and built it into 1-800-Flowers.Com, Inc. where he serves as Chairman and Chief Executive Officer. Active in numerous business and community organizations, Mr. McCann is on the national boards of directors of Gateway 2000, the National Retail Federation, Boyd's Bears, and Very Special Arts, as well as the boards of Hofstra University and Winthrop-University Hospital.
    The Board of Directors also adopted new corporate governance guidelines, which meet the requirements of the Sarbanes-Oxley Act and the new listing standards recently adopted by the New York Stock Exchange. The statute and the NYSE listing standards require, among other things, that by the time of the Company's 2004 Annual General Meeting a majority of the Company's board be independent and that the Board's Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be comprised solely of independent directors. The board reconstituted the membership of these committees to ensure that all members are independent within the meaning of the new requirements.
    In announcing the changes, Joseph J. Plumeri, Chairman of the Board and Chief Executive Officer of Willis said, "We are completely committed to the highest standards of corporate governance. The changes we have made today are part of that commitment. We very much appreciate the invaluable service Henry Kravis, George Roberts and Todd Fisher have provided to Willis throughout the six years of their involvement with the Company, and we are particularly pleased that Joe Califano, Wendy Lane, and Jim McCann have agreed to bring their experience, energy and fresh perspective to our board. The three individuals joining our board are each stand-outs in their own right. Collectively, they add tremendous strength as we move into the next phase of our mission to build the world's greatest insurance brokerage firm."
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 direct and associate offices in more than 100 countries, its global team of 13,000 Associates serves clients in some 180 countries. Additional information on Willis may be found on its Web site www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry Calaiaro, 212-837-0880
             E-mail: calaiaro_ke@willis.com
                 or
             Media:
             Nick Jones, +44 20 7488-8190
             E-mail: jonesnr@willis.com
                 or
             Dan Prince, 212-837-0806
             E-mail: prince_da@willis.com